PROMISSORY NOTE

$2,000,000    September 30, 2022 (the “Issuance Date”)

    FOR VALUE RECEIVED, Air T, Inc., a Delaware corporation (“Debtor”) agrees and promises to pay to the order of Cadillac Casting, Inc., a Michigan corporation, (“Holder”), the principal sum of $2,000,000, together with accrued interest, in the manner provided in this Promissory Note (this “Note”).

    1.    Repayment of Principal. All outstanding principal under this Note, if not previously paid, will be due and payable on December 30, 2022 (the “Maturity Date”).

2.    Interest. Interest will accrue on all outstanding unpaid principal under this Note at a fixed interest rate equal to 10.0% per year. All accrued interest under this Note will be computed on the basis of a 360-day year and the actual number of days principal is unpaid.

3.    Payments. Accrued interest hereon shall be payable in consecutive monthly installments, commencing on November 1, 2022, and continuing on the first (1st) day of each calendar month thereafter, with the full amount of principal and accrued interest hereon being due and payable on the Maturity Date.

4.    Method of Payment for Principal and Interest. All payments with respect to this Note will be made by wire transfer in immediately available funds to such account as Holder may specify to Debtor in writing, without any presentation of this Note. Each such payment will be applied as follows: (a) first, to any fees, expenses or other amounts (other than principal and interest) due under this Note, (b) second, to accrued interest, and (c) third, to outstanding principal. Whenever any payment to be made under this Note is due on a Saturday or Sunday or any other day on which banks located in Detroit, Michigan are generally closed for business, such payment may be made on the next succeeding bank business day.

5.    Prepayment. At any time and from time to time, the outstanding principal balance of this Note may be prepaid in whole or in part at the option of the Debtor.

6.    Events of Default. If any of the events specified in this Section 5 occurs, Holder may, so long as such event is continuing, declare the entire outstanding principal and unpaid accrued interest under this Note immediately due and payable, by notice in writing to Debtor:

        (a)    Default in the payment of principal and/or accrued interest on this Note when due and payable, if such default is not cured by Debtor within five (5) business days following the due date for such payment.

        (b)    The filing of any voluntary or involuntary petition or other filing seeking bankruptcy or reorganization protection by or against Debtor under the United States Bankruptcy Code or any other now existing or future applicable bankruptcy, insolvency, or similar law of the United States of America or any state thereof providing for the reorganization, winding-up, or liquidation of corporations that remains unstayed or undismissed for 90 days or more or an arrangement, composition, extension, or adjustment with creditors.

        (c)    Debtor makes a general assignment for the benefit of creditors, consents to the appointment of or taking possession by a receiver, liquidator, trustee, or custodian of all or a substantial part of its property, or admits its insolvency or inability to pay its debts generally as such debts become due.

7.    Usury. Notwithstanding anything to the contrary contained herein, if the rate of interest, late payment fee or any other charges or fees due hereunder are determined by a court of competent jurisdiction to be usurious, then said interest rate, fees and/or charges shall be reduced to the maximum amount permissible under applicable Minnesota law.

8.    Subordination. The outstanding principal, interest, and any other amounts due under this Note will be subordinated and junior to any and all indebtedness hereafter incurred by Debtor to Minnesota Bank and Trust (the “Senior Lender”). Holder will execute and deliver any subordination agreement that is reasonably requested by the Senior Lender to evidence the subordination of the indebtedness under this Note to Debtor’s obligations to the Senior Lender.

9.    General.

        (a)     Debtor (i) waives diligence, presentment, demand for payment, notice of dishonor, notice of non-payment, protest, notice of protest, and any and all other demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note; (ii) agrees that Holder will have the right, without notice, to grant any extension of time for payment of any indebtedness under this Note or any other indulgence or forbearance whatsoever; (iii) agrees that no failure on the part of Holder to exercise any power, right or privilege hereunder, or to insist upon prompt compliance with the terms of this Note, will constitute a waiver of that power, right or privilege; and (iv) agrees that the acceptance at any time by Holder of any past-due amounts will not be deemed to be a waiver of the requirement to make prompt payment when due of any other amounts then or hereafter due and payable.

        (b)    This Note will be governed by and construed in accordance with the laws of the state of Michigan, without giving effect to any choice of law or conflict provision or rule (whether of such state or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied. Any legal suit, action, or proceeding arising out of or based upon this Note will be venued in a court located in the County of Wexford, State of Michigan, and each party irrevocably submits to the exclusive jurisdiction of such courts.

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    IN WITNESS WHEREOF, this Promissory Note has been duly executed by Debtor as of the date first set forth above.

AIR T, INC.

    /s Brian Ochocki
Name:    Brian Ochocki
Title:     CFO

Acceptance and acknowledged as of the Issuance Date:
CADILLAC CASTING, INC.

    /s Todd Carlson
Name:    Todd Carlson
Title:     CFO